Exhibit 99(b)

For additional information contact:                                                                     Andrew Moreau 501-905-7962
                    Vice President – Corporate Communications
                    andrew.moreau@alltel.com

                    Tim Hicks 501-905-8991
                    Director – Investor Relations
                    alltel.investor.relations@alltel.com

Release Date:                                                                                                   Nov. 1, 2007

Alltel updates proposed debt financing for pending acquisition

Little Rock, Ark. - Alltel Corporation (the “Company”) (NYSE: AT) today announced that, in connection with the previously announced proposed merger of the Company and Atlantis Merger Sub, Inc., the Company’s wholly owned subsidiary, Alltel Communications, Inc., intends to incur up to $5.2 billion in senior unsecured debt consisting of senior unsecured cash pay notes co-issued by Alltel Communications and its wholly-owned subsidiary, Alltel Communications Finance, Inc., and senior unsecured cash pay bridge credit facilities to be entered in connection with the financing of such merger.

    In addition, the Company intends to incur up to $2.5 billion of senior unsecured payment-in-kind (“PIK”) option debt (all or a portion of which may take the form of senior unsecured PIK option bridge credit facilities).

    These notes and bridge credit facilities will be guaranteed by the Company and each subsidiary that guarantees Alltel Communication's senior secured credit facilities.  The proceeds of these senior unsecured notes and bridge and senior secured credit facilities will be used to finance the merger, repay or refinance certain existing indebtedness of the Company and its subsidiaries and pay fees and expenses incurred in connection with the merger.  Atlantis Merger Sub and its parent company, Atlantis Holdings LLC, are affiliates of private investment funds TPG Partners V, L.P. and GS Capital Partners VI Fund, L.P.

    The notes will be offered in the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in accordance with Regulation S under the Securities Act.

    The notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States or to, or for the benefit of, U.S. persons absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.

    This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes or any other security and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any persons to whom, such offering, solicitation or sale would be unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

    Alltel Corporation is owner and operator of the nation's largest wireless network and has over 12 million wireless customers.

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Alltel, NYSE: AT
www.alltel.com